Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES CORPORATION PRICES $150 MILLION OF
CONVERTIBLE SENIOR NOTES

ST. PAUL, MINN. — (May 15, 2003) — Northwest Airlines Corporation (NASDAQ: NWAC) today announced the pricing of its offering of $150 million original principal amount of Convertible Senior Notes due 2023, to qualified institutional buyers pursuant to Rule 144A, and non-U.S. person pursuant to Regulation S, under the Securities Act of 1933. The sale of the notes is expected to close on May 20, 2003.

Interest on the notes will be 6.625% per $1,000 original principal amount and will be payable in cash in arrears semi-annually through May 15, 2010.  Thereafter, the principal amount of the notes will accrete semi-annually at a rate of 6.625% per year to maturity.

Each note will be issued at a price of $1,000 and is convertible into Northwest Airlines Corporation common stock at a conversion rate of 61.8047 shares per $1,000 original principal amount of notes (equal to an initial conversion price of approximately $16.18 per share), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if: (i) the price of the Northwest Airlines Corporation’s common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds; (iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.  The notes will be guaranteed by Northwest Airlines, Inc.

Northwest Airlines Corporation may redeem all or some of the notes for cash at any time on or after May 15, 2010, at a redemption price equal to the accreted principal amount plus accrued and unpaid interest, if any, to the redemption date. Holders may require Northwest Airlines Corporation to repurchase the notes on May 15 of 2010, 2013 and 2018 at a repurchase price equal to the accreted principal amount plus accrued and unpaid interest, if any, to the repurchase date. Northwest Airlines Corporation may elect to pay the repurchase price in cash or in shares of common stock, or a combination of both, subject to certain conditions.

The Company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $22.5 million original principal amount of the notes.  Northwest Airlines Corporation plans to use the net proceeds from the offering for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

Northwest Airlines Corporation is the parent of Northwest Airlines, Inc., the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures. With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States, the expansion of low-fare carriers, the impact of cost reductions achieved by carriers in or near bankruptcy, the price and availability of jet fuel, the war with Iraq and its aftermath, concerns about Severe Acute Respiratory Syndrome, and the possibility of additional terrorist attacks or the fear of such attacks.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331.